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                                                               Exhibit 12.2


                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                       Twelve Months Ended September 30, 1996
                                (in thousands)



Net income from continuing operations               $126,744

Income taxes                                          75,649

Fixed charges                                        119,071
                                                    --------

     Total                                          $321,464
                                                    ========

Interest expense                                    $110,571
Interest component of rentals                          8,500
                                                    --------

     Subtotal                                        119,071
                                                    --------

Preferred stock dividend requirements                 24,750
                                                    --------

     Total                                          $143,821
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.24
                                                        ====
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